Exhibit 10.36

                        Amendment to Employment Agreement

      The employment agreement, dated as of February 18, 2000, by and between priceline.com Incorporated and Ms. Heidi G. Miller, shall be amended by replacing paragraph 4(c)(i) in its entirety with the following:

      "(i) Options in Common Stock of the Company.

      On the Commencement Date, Executive was granted stock options (the "Original Stock Options") under a stand-alone plan having terms substantially similar to the terms of the priceline.com Incorporated 1999 Omnibus Plan (the "Plan") to purchase two million five hundred thousand (2,500,000) shares of the Company's common stock (the "Common Stock"). On August 9, 2000, Executive was granted certain stock options (the "Refresher Options" and, together with the Original Stock Options, the "Option") pursuant to the terms of a Stock Option Award (the "Stock Option Award"), dated August 9, 2000, by and between the Company and Executive. The grant of the Original Options and the Refresher Options are each referred to herein as a "Separate Option Grant." The Original Options shall terminate on the tenth (10) anniversary of the date of grant or, if earlier, following a termination of Executive's employment with the Company as provided below. The per share exercise price with respect to one million (1,000,000) shares of the Common Stock subject to the Original Options is the Fair Market Value of the Common Stock on the date of grant of the Original Options which is equal to the closing market price of the Common Stock on the NASDAQ Stock Market on the last trading day prior to the date of grant (such portion of the Original Options, the "FMV Options"). The exercise price with respect to the remaining one million five hundred thousand (1,500,000) shares of the Common Stock subject to the Original Options is $90.00 per share (such portion of the Original Options, the "Premium Options"). The Original Options will vest and become exercisable as to one sixth (1/6) of the Original Options upon the Commencement Date, as to one sixth (1/6) of the Original Options on December 31, 2000, as to one-third (1/3) of the Original Options on December 31, 2001 and as to the final one-third (1/3) of the Original Options on December 31, 2002, provided that Executive is employed by the Company on such vesting dates, subject to accelerated vesting and excercisability as provided below. The Refresher Options shall have the terms set forth in the Stock Option Award. On each vesting date, forty percent (40%) of the portion of the Original Options vesting on each such vesting date shall be FMV Options and sixty percent (60%) of the portion of the Original Options vesting on each such vesting date shall be Premium Options.

      Vesting and exercisability shall be accelerated as follows: (i) upon a Termination without Cause or a Termination for Good Reason, each Separate Option Grant will immediately vest and become exercisable (to the extent not then vested) as follows: sixty-five percent (65%) of the shares, if the termination takes place prior to the first anniversary of the Commencement Date; eighty-two and one-half percent (82.5%) of the shares, if the termination takes place on or after the first anniversary of the Commencement Date and prior to the second anniversary of the Commencement Date; and one hundred percent (100%) of the shares, if the termination takes place thereafter; or (ii) upon death or Termination for a Disability, each Separate Option Grant will immediately vest as to fifty percent (50%) of Executive's then unvested shares; and (iii) in the event of a Change in Control, each Separate Option Grant will vest and become exercisable (to the extent not then vested): sixty-five percent (65%) of the shares, if the Change in Control takes place prior to the first anniversary of the Commencement Date; eighty-two and one-half percent (82.5%) of the shares, if the Change in Control takes place on or after the first
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anniversary of the Commencement Date and prior to the second anniversary of the
Commencement Date; and one hundred percent (100%) of the shares, if the Change in Control takes place thereafter; provided that the remaining unvested shares shall vest and become exercisable (to the extent not otherwise vested and exercisable prior thereto by the other terms hereof) six (6) months after the Change in Control, if the Executive is then employed by the Company or, if earlier, upon a Termination without Cause, Termination for Good Reason, death, Termination for Disability or the Option not being continued or assumed upon the Change in Control. Upon a termination, each Option shall continue to be exercisable as follows: (i) in the event of a termination due to Termination without Cause, Termination for Good Reason, death or Termination for Disability, the Option shall continue to be exercisable for eighteen (18) months following the date of such termination and (ii) in the vent of a Termination for Cause or by the Executive without Good Reason, all unvested options shall be forfeited and vested options shall remain exercisable for ninety (90) days following the date of such termination."

      IN WITNESS WHEREOF, the parties hereto have duly executed this amendment as of August 21, 2000.

                                        PRICELINE.COM INCORPORATED


                                        ----------------------------
                                        By:    Rick Braddock
                                        Title: Chairman

                                        HEIDI G. MILLER


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